SHARE PURCHASE AGREEMENT

by and between

Polaris Industries Inc.,

Polaris Austria GmbH

and

CROSS Industries AG,

Eternit Holding GmbH

C/M/S/ Reich-Rohrwig Hainz
Rechtsanwälte GmbH

This SHARE PURCHASE AGREEMENT (the “Agreement”) has been entered into as of December 22, 2006 (the “Signing Date”) by and between:

(1)	Polaris Industries Inc., a corporation duly established and validly existing under the laws of Minnesota, having its registered office at 2100 Highway 55, Medina, MN 55340. (“Polaris”);

(2)	Polaris Austria GmbH, formerly Polaris Beteiligungsverwaltungs GmbH, a limited liability company duly established and validly existing under Austrian law, registered with the Company Register of Austria under the registration number FN 264931f, having its registered office at Ebendorferstraße 3, A-1010 Vienna, Austria, as seller (“PA” or the “Seller”);

(3)	Cross Industries AG, a joint stock company duly established and validly existing under Austrian law, registered with the Company Register of Austria under the registration number FN 261823i, having its registered office at Bauernstraße 9, A-4600 Wels, Austria, (“CI”); and

(4)	Cross Automotive GmbH, presently registered as Eternit Holding GmbH, a limited liability company duly established and validly existing under Austrian law, registered with the Company Register of Austria under the registration number FN 177514a, having its registered office at Eternitstraße 34, A-4840 Vöcklabruck, Austria, as buyer (“CA”);

each of them a “Party” and, collectively, the “Parties”.

WHEREAS:

(A)	KTM Power Sports AG (“KTM”) is an Austrian joint stock company duly established and validly existing under Austrian law registered with the Company Register of Austria under the registration number FN 107673v, having its registered office at Bauernstrasse 9/WDZ III, A-4600 Wels, Austria. The nominal share capital of KTM amounts to EUR 6,892,643 (Euro six million eight hundred thousand ninety-two six hundred forty-three) and is fully paid in. The shares of KTM are listed at the Vienna Stock Exchange and traded on the regulated market (geregelter Freiverkehr) thereof.

(B)	Polaris Austria GmbH is the sole legal owner of 1,723,161 (one million seven hundred twenty-three thousand one hundred sixty-one) ordinary voting shares (Stammaktien) in KTM, each share with a nominal value of EUR 1 (Euro one), representing 25% plus one share of the share capital of KTM (the “PA Shares”).

(C)	The Buyer wishes to purchase 1,378,561 (one million three hundred seventy eight thousand one hundred sixty one) of the PA Shares, representing approx. 20% of the share capital of KTM, each with dividend rights for the financial year 2006/2007 (the “Purchased Shares”), from PA and PA wishes to sell the Purchased Shares to the Buyer.

DEFINITIONS:

Capitalized terms not otherwise defined herein shall have the meaning as defined in the Call Option Agreement. The following expressions shall have the following meaning unless expressly stated otherwise herein:

“Acquisition”	shall have the meaning ascribed to such term in Clause 1.1.

“Agreement”	shall mean this share purchase agreement.

“Business Day”	shall mean a day, when banks are open for business in both Austria and New York, New York.

“Buyer”	shall mean either CA or CI, whoever first
submits a notification regarding Closing I
pursuant to Clause 2.1. In the event that no
such notice is submitted by 15 March 2007,
CI shall be deemed the Buyer.

“Buyer’s Warranties”	shall have the meaning ascribed to such term in Clause 4.

“CA”	shall have the meaning ascribed to such term in the preamble.

“Call Option Agreement”	shall mean the Call Option Agreement entered into between the Parties dated 18 July 2005.

“CI”	shall have the meaning ascribed to such term in the preamble.

“Closing I“	shall have the meaning ascribed to such term in Clause 2.1.

“Closing II”	shall have the meaning ascribed to such term in Clause 2.5.

“Closing Actions I”	shall have the meaning ascribed to such term in Clause 2.2.

“Closing Actions II”	shall have the meaning ascribed to such term in Clause 2.6.

“Closing Date I”	shall have the meaning ascribed to such term in Clause 2.1.

“Closing Date II”	shall have the meaning ascribed to such term in Clause 2.5.

“Communications”	shall have the meaning ascribed to such term in Clause 7.4.

“Failed Closing I”	shall have the meaning ascribed to such term in Clause 2.4.

“Failed Closing II”	shall have the meaning ascribed to such term in Clause 2.8.

“KTM”	shall mean KTM Power Sports AG, an Austrian
joint-stock company duly established and
validly existing under Austrian law
registered with the Company Register of
Austria under the registration number FN
107673v, having its registered office at
Bauernstraße 9/WDZ III, A-4600 Wels,
Austria.

“PA”	shall mean the Seller.

“PA Shares”	shall have the meaning ascribed to such term in Clause (B) of the preamble.

“Purchase Price”	shall have the meaning ascribed to such term in Clause 1.2.

“Purchase Price I”	shall have the meaning ascribed to such term in Clause 1.2.

“Purchase Price II”	shall have the meaning ascribed to such term in Clause 1.2.

“Purchased Shares”	shall have the meaning described in Clause (C) of the preamble.

“Purchased Shares I”	shall have the meaning ascribed to such term in Clause 1.2.

“Purchased Shares II”	have the meaning ascribed to such term in Clause 1.2.

“Repeated Closing I”	shall have the meaning ascribed to such term in Clause 2.4.

“Seller”	shall have the meaning ascribed to it in the preamble.

“Seller’s Account”	shall mean such bank account of the Seller as notified to the Buyer at least three Business Days prior to Closing I.

“Seller’s Warranties”	shall have the meaning ascribed to such term in Clause 3.

“Share Account”	shall mean the share account of the Buyer as notified to the Seller in the notice pursuant to Clause 2.1 or Clause 2.5, respectively.

“Signing Date”	shall have the meaning ascribed to such term in the preamble.

“Successful Closing I”	shall have the meaning ascribed to such term in Clause 2.3.

“Successful Closing II”	shall have the meaning ascribed to such term in Clause 2.7.

NOW THEREFORE, it is agreed as follows:

1	PURCHASE AND SALE OF THE SHARES

1.1	Sale and Purchase. Subject to the terms and conditions of this Agreement and for the consideration designated in Clause 1.2, the Buyer agrees to purchase from the Seller and the Seller agrees to sell and transfer to the Buyer the Purchased Shares and all rights, interests and benefits arising in respect thereof (the “Acquisition”).

1.2	Purchase Price. The purchase price for 689,281 (six hundred eighty nine thousand two hundred eighty one) of the Purchased Shares (the “Purchased Shares I”) shall be EUR 29,253,085.64 (Euro twenty nine million two hundred fifty three thousand eighty five and Cents sixty four) (the “Purchase Price I”) and the purchase price for 689,280 (six hundred eighty nine thousand two hundred and eighty) of the Purchased Shares (the “Purchased Shares II”) shall be EUR 29,253,043.20 (Euro twenty nine million two hundred fifty three thousand forty three and Cents twenty) (the “Purchase Price II”). The total purchase price for the Purchased Shares shall thus be EUR 58,506,128.84 (Euro fifty eight million five hundred six thousand one hundred twenty eight and Cents eighty four) (the “Purchase Price”).

1.3	Purchase Price Payment. The payment of the Purchase Price I shall be made pursuant to Clause 2.2 and the payment of the Purchase Price II shall be made pursuant to Clause 2.6. Upon completion of all Closing Actions I, all rights and obligations connected with the Purchased Shares I shall pass to the Buyer and upon completion of all Closing Actions II, all rights and obligations connected with the Purchased Shares II shall pass to the Buyer.

2	CLOSING

2.1	Closing Date I. CA or CI, as the case may be, shall identify itself as Buyer and shall notify the Seller of the date for the Closing I in respect of the Purchased Shares I (the “Closing Date I”), which shall be a Business Day (i) not earlier than the fifth Business Day after receipt of such notice by the Seller, and (ii) in no event later than 15 March 2007. The Closing I and the Closing Actions I shall take place on the Closing Date I commencing at 10 a.m. CET (the “Closing I”).

2.2	Actions at Closing I. At Closing I, the following actions shall be taken (the “Closing Actions I”) to implement a delivery against payment transaction (Lieferung-gegen-Zahlung-Geschäft) in the DS.A-System operated by Oesterreichische Kontrollbank AG (außerbörsliche Wertpapierabwicklung):

2.2.1	The Buyer shall irrevocably instruct Deutsche Bank AG, Frankfurt am Main, to transfer the Purchase Price I to the Seller’s Account.

2.2.2	The Seller shall irrevocably instruct UBS AG, Zurich, to transfer the Purchased Shares I to the Share Account;

2.2.3	The Seller shall submit to Buyer’s counsel a written confirmation of Deutsche Bank AG, Frankfurt am Main, that the Purchased Shares I have been credited to the Share Account.

2.2.4	The Buyer shall submit to Seller’s counsel a written confirmation of UBS AG, Zurich, that the Purchase Price I has been credited to the Seller’s Account.

2.3	Successful Closing I. The Closing I shall be deemed completed, if each and all Closing Actions I have been completed on the Closing Date I prior to 5.00 p.m. CET (the “Successful Closing I”).

2.4	Failed Closing I. In the event that a Successful Closing I does not occur on the Closing Date I, the Closing I shall be deemed to have failed (the “Failed Closing I”). In the event of a Failed Closing I all Closing Actions I shall be considered null, void, ineffective and non-binding as between the Parties and shall be undone immediately. In the event of a Failed Closing I each of the Buyer and the Seller may request at its sole discretion by written notice to the other Party a repeated Closing I (the “Repeated Closing I”) on a Business Day to be determined by the requesting Party not earlier than five Business Days and not later than ten Business Days after the Failed Closing I, but in no event later than 30 March 2007, provided, however, that the requesting Party has not prevented the occurrence of a Successful Closing I by breach of this Agreement. Regarding the Repeated Closing I the provisions for the Closing I shall apply mutatis mutandis.

2.5	Closing Date II. The Buyer shall notify the Seller of the date for the Closing II in respect of the Purchased Shares II (the “Closing Date II”), which shall be a Business Day (i) not earlier than the fifth Business Day after receipt of such notice by the Seller, and (ii) in no event later than 15 June 2007. In the event of a Successful Closing I, the Closing II and the Closing Actions II shall take place on the Closing Date II commencing at 10 a.m. CET (the “Closing II”). For the avoidance of doubt, a Repeated Closing I shall be deemed a Successful Closing I for purposes of this Clause 2.5 (i).

2.6	Actions at Closing II. At Closing II, the following actions shall be taken (the “Closing Actions II”) to implement a delivery against payment transaction (Lieferung-gegen-Zahlung-Geschäft) in the DS.A-System operated by Oesterreichische Kontrollbank AG (außerbörsliche Wertpapierabwicklung):

2.6.1	The Buyer shall irrevocably instruct Deutsche Bank AG, Frankfurt am Main, to transfer the Purchase Price II to the Seller’s Account.

2.6.2	The Seller shall irrevocably instruct UBS AG, Zurich, to transfer the Purchased Shares II to the Share Account;

2.6.3	The Seller shall submit to Buyer’s counsel a written confirmation of Deutsche Bank AG, Frankfurt am Main, that the Purchased Shares II have been credited to the Share Account.

2.6.4	The Buyer shall submit to Seller’s counsel a written confirmation of UBS AG, Zurich, that the Purchase Price II has been credited to the Seller’s Account.

2.7	Successful Closing II. The Closing II shall be deemed completed, if each and all Closing Actions II have been completed on the Closing Date II prior to 5.00 p.m. CET (the “Successful Closing II”).

2.8	Failed Closing II. In the event that a Successful Closing II does not occur on the Closing Date II, the Closing II shall be deemed to have failed (the “Failed Closing II”). In the event of a Failed Closing II the provisions for the Failed Closing I (Clause 2.4) shall apply mutatis mutandis, but in no event later than 29 June 2007.

2.9	Termination of the Call Option Agreement. Upon the signing of this Agreement the Call Option Agreement shall be deemed terminated and invalid in its entirety with immediate effect. For the avoidance of doubt, such termination shall be effective with respect to each and any of the PA Shares. In the event that the Buyer has caused a Failed Closing I or a Failed Closing II (i) by failing to submit a notice pursuant to Clause 2.1 or Clause 2.5, or (ii) by failure to perform any of the Closing actions pursuant to Clauses 2.2.1, 2.2.4, 2.6.1 and/or 2.6.4, and the Seller has rescinded this Agreement or any part thereof, the termination and invalidity of the Call Option Agreement pursuant to this Clause 2.9 shall be not affected.

3	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the following statements contained in this Clause 3. (Representations and Warranties of the Seller) (the “Seller’s Warranties”) are true and accurate as of the Signing Date, the Closing Date I and the Closing Date II, unless explicitly stated otherwise in this Clause 3:

3.1	Organization. The Seller is a limited liability company (Gesellschaft mit beschränkter Haftung), duly organized and validly existing under Austrian law.

3.2	Authorization of Transaction. The Seller has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of the Seller, enforceable in accordance with its terms and conditions. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to complete the transactions contemplated by this Agreement.

3.3	Non-contravention. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, violates any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws.

3.4	Legal Ownership of the Purchased Shares. The Seller owns, both legally and beneficially, the Purchased Shares free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, claims, and demands affecting any of the Purchased Shares. The Seller is not a party to any option, warrant, purchase right, trusteeship agreement, formal or informal arrangement or other contract or commitment that could (i) require the Seller to sell, transfer, encumber or otherwise dispose of the Purchased Shares or (ii) provide any third party with any interest, right, or entitlement in respect of the Purchased Shares. There are no claims, actions or proceedings pending or threatened in relation to the title or the ownership interests in the Purchased Shares. For the avoidance of doubt, none of the Seller’s commitments and obligations set out in the Call Option Agreement or in this Agreement shall constitute a breach of this Clause 3.4. The representation and warranties set out in this Clause 3,4 shall apply (i) as of the Signing Date and as of the Closing Date I in respect of the Purchased Shares I, and (ii) as of the Signing Date and the Closing Date II in respect of the Purchased Shares II.

4	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the following statements contained in this Clause 4 (Representations and Warranties of the Buyer) (the “Buyer’s Warranties”) are true and accurate as of the Signing Date, the Closing Date I and the Closing Date II:

4.1	Organization. The Buyer is a joint stock company (Aktiengesellschaft), duly organized and validly existing under the laws of Austria.

4.2	Authorization of Transaction. The Buyer has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of the Buyer, enforceable in accordance with its terms and conditions. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to complete the transactions contemplated by this Agreement.

4.3	Non-contravention. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, violates any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

4.4	Claims. There are no claims, actions or proceedings pending or threatened, which might have a material adverse effect on the financial condition of the Buyer or impair its ability to perform its obligations under this Agreement, or which might affect the validity or enforceability of this Agreement.

5	LIABILITY OF THE PARTIES

5.1	General. Each Party shall cover all damages (including costs and expenses, such as court fees and legal fees) incurred by the other Party as a result of such Party making any untrue warranty or failing to perform any of its covenants or obligations contained in this Agreement. In no event shall any Party be liable to the other Party for incidental, indirect, special or consequential damages, such as losses of revenues or profits. Payment of any claim shall to the extent of such payment satisfy and preclude any other claim which is capable of being made in respect of the same subject matter.

5.2	Liability of Seller. If any of the Seller’s Warranties are breached or untrue or misleading, the Seller shall pay to the respective Buyer on demand

5.2.1	the aggregate of the full amount by which the value of the Purchased Shares is or becomes less than it would have been if the Seller’s Warranties had not been breached or untrue or misleading; and

5.2.2	all costs, expenses and disbursements suffered or incurred by the Buyer with respect to the Purchased Shares as a result of any Seller’s Warranties being breached or untrue or misleading.

5.3	No Further Representations. The Parties acknowledge and agree that the representations and warranties expressly set forth in Clause 3 (Representations and Warranties of the Seller) and Clause 4 (Representations and Warranties of the Buyer) are the only representations, warranties or assurances of any kind given by or on behalf of the Seller and the Buyer, respectively.

5.4	No Set-off. The Buyer hereby waives any right of set-off or counterclaim, deduction or retention which the Buyer might otherwise have in respect to any claim by the Buyer of a breach of this agreement or out of any payments which the Buyer may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise.

5.5	Survival of Representations and Warranties. All claims against the Seller on the grounds of Clause 3.4 (Legal Ownership of the Purchased Shares) shall be time barred, unless they are asserted by institution of arbitration proceedings within five years after the Closing Date I. All other claims (i) against the Seller for a breach of any of the representation and warranties set out in Clause 3 (Representations and Warranties of the Seller) or (ii) against the Buyer for a breach of any of the representation and warranties set out in Clause 4 (Representations and Warranties of the Buyer) shall be time barred, unless they are asserted by institution of arbitration proceedings within 18 months after the Closing Date I.

6	ARBITRATION, GOVERNING LAW

6.1	Arbitration. Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich, Switzerland. The arbitral proceedings shall be conducted in English.

6.2	Cost of Dispute. In the event of a dispute pursuant to Clause 6.1 arising from or relating to this Agreement or the breach hereof, the Party prevailing in such dispute shall be entitled to recover reasonable interest on the total amount owed, all reasonable attorneys’ fees and expenses and arbitral and arbitral-related costs incurred in ascertaining such Party’s rights and in enforcing such Party’s rights under this Agreement.

7	MISCELLANEOUS

7.1	Relationship of the Parties. This Agreement shall not create a partnership or joint venture between the Parties.

7.2	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective universal legal successors.

7.3	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties and/or third Parties, written or oral, to the extent they are related in any way to the Acquisition.

7.4	Notices. All agreements, instructions, notices, requests, demands, claims, approvals, consents, determinations, identifications, and other communications (the “Communications”) hereunder shall be made in writing. Any Communications hereunder shall be duly delivered if sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) expedited courier and in each case addressed to the intended recipient as set forth below:

if to the Seller:
Cross Industries AG
Bauernstraße 9
A-4600 Wels
Austria
Att. Rudolf Knünz

with a copy to:
Stefan Weber
Weber Maxl & Partner Rechtsanwälte GmbH
Rathausplatz 4
A-1010 Vienna
Austria

if to the Buyer:
Polaris Austria GmbH
c/o Polaris Industries Inc.
Mike Malone
2100 Highway 55,
Medina, MN 55340, US

with copies to:
Mary McConnell
Polaris Industries Inc.
2100 Highway 55,
Medina, MN 55340, US

and:
James C. Melville
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402, US

and:
Peter Huber
CMS Reich-Rohrwig Hainz Rechtsanwälte GmbH
Ebendorferstraße 3
A–1010 Vienna
Austria

In addition, the Parties shall send by electronic mail a copy of all Communications to the respective recipients set out above. Any Party may change the address to which Communications hereunder are to be delivered by giving the other Party notice in the manner set out herein.

7.5	Governing Law. This Agreement shall be governed by and construed in accordance with Austrian law, without giving effect to conflict of laws provisions or rules (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria.

7.6	Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties.

7.7	Waivers. Except as expressly provided for in this Agreement, no course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to a Party upon any breach by the other Party of any of its representations, warranties or covenants arising under this Agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No waiver by any Party of any right, default, misrepresentation, or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any other prior, contemporaneous or subsequent right, default, misrepresentation, or breach of representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any other such occurrence. Any such waiver shall be deemed effective only if contained in writing and signed by the Party charged with such waiver. The failure by a Party to exercise its right to terminate this Agreement in the event of any occurrence giving rise thereto shall not constitute a waiver of its rights in the event of any other occurrence giving rise to such right.

7.8	Severability and Blue-Penciling. Any term or provision of this Agreement that is invalid, incomplete (lückenhaft) or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any invalid or unenforceable term or provision shall be deemed replaced by a valid or enforceable provision which most accurately reflects the economic purpose of the invalid or unenforceable term or provision. Any incompleteness (Lücke) shall be deemed filled by a valid, complete and enforceable provision which most accurately reflects the economic purpose of this Agreement and the intent of the Parties.

7.9	Taxes and Levies. Subject to Clause 7.10, each and any of the Parties shall bear and pay all personal taxes and levies which may be imposed upon it by any government or competent authority relating to the transactions contemplated by this Agreement.

7.10	Stamp Taxes and Duties. The Buyer shall pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed by any government or competent authority under or in connection with this Agreement

7.11	Integration and Construction. The preamble of this Agreement is an integral part of this Agreement. Headings and Clauses are for the purpose of organization only and shall not be used to interpret this Agreement. The exhibits, annexes, and schedules identified in this Agreement are incorporated herein by reference and made a part hereof and defined terms of this Agreement have the same meaning if used in such exhibits, annexes, and schedules. Any obligation hereunder that falls on a day that is not a Business Day shall be postponed to the next Business Day. Reference herein to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

7.12	Further Assurance and Co-operation. Each Party shall promptly and in good faith do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intentions and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.13	Fees. Each Party shall bear the fees and expenses of its own advisers.

7.14	Language. This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

7.15	Counterparts. This Agreement may be entered into in any number of counterparts and by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. This Agreement shall be signed in 2 (two) originals which shall be delivered to PA and CI.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS LEGALLY BINDING AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

SIGNATORIES

Polaris Industries Inc.

/s/Thomas C. Tiller

By : Thomas C. Tiller
Title : Chief Executive Officer

Polaris Austria GmbH

/s/Thomas C. Tiller

By : Thomas C. Tiller
Title : Managing Director

CROSS Industries AG

/s/Rudolf Knünz	/s/Stefan Pierer

By : Knünz	Pierer

Title :CFO	CEO

Eternit Holding GmbH

/s/Rudolf Knünz	/s/Stefan Pierer

By : Knünz	Pierer

Title :CFO/Director	CEO/Director